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                                                                       EXHIBIT 8

                        [SULLIVAN & CROMWELL LETTERHEAD]

                                                           February 7, 1995

Shawmut National Corporation,
777 Main Street,
Hartford, Connecticut 06115.

Northeast Federal Corp.,
50 State House Square,
Hartford, Connecticut 06103.

Ladies and Gentlemen:

     We have acted as special counsel to Shawmut National Corporation ("Shawmut") in connection with the Agreement and Plan of Merger dated as of June 11, 1994 (the "Merger Agreement") between Shawmut and Northeast Federal Corp. ("Northeast") which provides for the merger of Merger Sub, a wholly owned subsidiary of Shawmut with and into Northeast (the "Merger"). We are rendering this opinion to you, in part, pursuant to Section 7.1(f) of the Merger Agreement. Unless otherwise indicated, capitalized terms used herein shall have the meanings given to such terms in the Merger Agreement.

     For purposes of this opinion we have reviewed the Merger Agreement and such other documents and matters of law and fact as we have considered necessary or appropriate and we have assumed, with your consent, the following:

          (i) The Merger will be completed in the manner set forth in the Merger Agreement and the Registration Statement on Form S-4 of Shawmut, including the Proxy Statement/Prospectus of Northeast and Shawmut.

          (ii) The representations made to us by Shawmut in a letter dated February 7, 1995, the representations made to us by Northeast in a letter dated February 3, 1995 and the representations made to us by The Rhode Island Depositors Economic Protection Corporation in a letter dated February 6, 1995, will be true and complete on the Effective Time.

          (iii) The Merger will qualify as a merger under the laws of the State of Delaware.

          (iv) The Effective Time will occur on or before June 30, 1995.

     This opinion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), United States Treasury Regulations, judicial decisions and administrative rulings and pronouncements of the Internal Revenue Service, all as in effect on the date hereof.

     On the basis of the foregoing, we hereby confirm to you our opinion set forth under the heading "THE MERGER -- Certain Federal Income Tax
Considerations" in the Proxy Statement filed on this date by Shawmut with the Securities and Exchange Commission, relating to the Merger.

     We hereby consent to the reference to us under the heading "THE
MERGER -- Certain Federal Income Tax Considerations" in the Proxy Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations promulgated thereunder.

                                          Very truly yours,

                                          /s/ SULLIVAN & CROMWELL